UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On May 14, 2026, the Radoff-JEC Group issued the following press release and open letter to the board of directors of the Company:

The Radoff-JEC Group Submits its Third Non-Binding Proposal to Acquire Seer, Inc.

Proposal Provides Stockholders $2.40 per Share in Cash, a 42% Premium to the Unaffected Share Price, as Well as Potential Additional Value from the Sale of Seer’s Assets via a Contingent Value Right

Urges Seer’s Independent Directors and Financial Advisor to Engage with the Radoff-JEC Group Regarding a Transaction and Avoid Further Value Destruction Under Current Leadership Team from Continued Operations Following Woeful Q1 2026 Results

Reaffirms its Commitment to Holding the Board Accountable by Electing Three Highly Qualified, Independent Directors Who Are Best Suited to Rebuilding Value at Seer and Overseeing a Credible Strategic Review Process for the Benefit of All Stockholders

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok, who collectively own approximately 7.8% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) (the “Company”), today submitted the following improved non-binding proposal to acquire the Company – their third such proposal – for $2.40 per share in cash plus a contingent value right.

***

May 14, 2026

Seer, Inc.

3800 Bridge Parkway, Suite 102

Redwood City, California 94065

Attn: Board of Directors

Dear Members of the Board,

As you are aware, Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”) are significant stockholders of Seer, Inc. (“Seer” or the “Company”), collectively owning approximately 7.8% of the Company’s outstanding shares.

Yesterday, Seer reported its first quarter 2026 financial results. Based on the Company’s operating history over the past several years and its dismal guidance for 2026, stockholders were expecting yet another quarter of substantial operating losses, continued cash burn, negligible topline growth and zero evidence of a path to profitability. Chair and CEO Omid Farokhzad, M.D. managed to deliver results that were below those low expectations as the Company burned $15.7 million in the quarter while achieving revenue of a meager $2.8 million. While claiming to have repurchased approximately 1.5 million Class A common shares during the quarter and indicating that the share price is undervalued, the Company granted more than 1.6 million RSUs and nearly 1.2 million options, demonstrating the Board’s willingness to continuously dilute stockholders without regard for the valuation.

On April 27, 2026, the Board rejected our revised proposal to acquire the Company. Importantly, neither the Board nor its advisors engaged with us prior to rejecting our offer. We believe the Board’s failure to engage with us explains why the Board’s analysis of our proposal was flawed and why the Board’s conclusion and statements regarding our proposal were, in our opinion, incorrect and misleading to stockholders. To us, this serves as yet another example of the conflicted, failing Board acting solely in the interest of Dr. Farokhzad.

We are pleased to submit this further improved, non-binding proposal to acquire 100% of the equity of the Company for $2.40 per share in cash, which represents an immediate 42% premium to the Company’s unaffected share price, plus a contingent value right (“CVR”) representing the right for stockholders to receive 80% of the net proceeds received from any license, sale or other disposition of Seer’s business and assets, including PrognomiQ.

To be clear, our offer is not speculative or contingent. Our offer does not undervalue Seer. In fact, the structure of our proposal is designed to ensure that stockholders receive full and fair value for their investment in Seer by way of a CVR providing the proceeds from an open auction process for the Company’s business and assets. We believe our proposal offers stockholders many valuable things that the Board’s current strategy does not, including: certainty, accountability and a realistic framework for maximizing remaining value while insulating stockholders from continued value destruction under the leadership of Dr. Farokhzad. During the first quarter of this year alone, the tangible value destroyed was nearly $16 million – an annualized pace of approximately $1.14/share on a stock that closed yesterday at $1.77/share.

We kindly request the Board consider the track record of Dr. Farokhzad as it evaluates subjecting stockholders to continued losses and cash burn while pursuing his failed strategy. Based upon our analysis, Dr. Farokhzad has (a) destroyed more than $1 billion in investor capital across Seer, BIND Therapeutics, Selecta Biosciences, Tarveda Therapeutics and Senti Biosciences, and (b) while Dr. Farokhzad continues to talk about Seer’s progress and potential, he cannot escape the fact that the proceeds he has received from sales of Seer stock exceed the Company’s current market capitalization. We could expand on this topic, but we believe your fellow director Robert Langer, Sc.D. is well positioned to detail the many failures of Dr. Farokhzad as he has participated in (at least) five spectacular failures with him.

We urge the Board to fulfill its fiduciary obligations by engaging seriously with us regarding our proposal and by providing stockholders with a transparent evaluation process. Entrenchment and continued adherence to a failed operating strategy are not acceptable to stockholders. We also demand that the Board refrain from any acquisitions until after the upcoming Annual Meeting where stockholders will have an opportunity to express their views at the ballot box regarding the future of the Company. We are concerned that as the Board realizes the current strategy is pointless, it will allow management to reboot its ambitions by using stockholder capital. This cannot happen and will not be tolerated.

Our improved offer does not expire until May 29, 2026, and we urge the independent members of the Board and its financial advisor to engage with us and negotiate a transaction that will benefit all stockholders while rescuing the Company from its inevitable destruction – if it follows the trajectory of Dr. Farokhzad’s other companies – under Dr. Farokhzad’s leadership.

Whether the Board engages with us or not, we will give stockholders the opportunity to hold the incumbent Board accountable at the upcoming Annual Meeting for years of value destruction and poor operating results. Stockholders will be able to elect three new, independent and qualified directors – Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini – who bring the requisite public company governance, capital allocation and M&A expertise to rebuild value at Seer and oversee a credible strategic review process for the benefit of all stockholders.

Sincerely,

Bradley L. Radoff and Michael Torok

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Bradley L. Radoff and Michael Torok, together with the other participants named herein (collectively, the “Radoff-JEC Group”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

THE RADOFF-JEC GROUP STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be The Radoff Family Foundation (“Radoff Foundation”), Bradley L. Radoff, JEC II Associates, LLC (“JEC II”), The MOS Trust (“MOS Trust”), MOS PTC, LLC (“MOS PTC”), Michael Torok, Howard H. Berman, Joshua S. Horowitz and Luis E. Rinaldini.

As of the date hereof, Radoff Foundation directly beneficially owns 500,000 shares of Class A Common Stock, par value $0.00001 per share, of the Company (“Common Stock”). As of the date hereof, Mr. Radoff directly beneficially owns 2,110,232 shares of Common Stock. Mr. Radoff, as a director of Radoff Foundation, may be deemed to beneficially own the 500,000 shares of Common Stock directly beneficially owned by Radoff Foundation, which, together with the 2,110,232 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 2,610,232 shares of Common Stock beneficially owned by Mr. Radoff. As of the date hereof, JEC II directly beneficially owns 1,167,296 shares of Common Stock. As of the date hereof, MOS Trust directly beneficially owns 215,000 shares of Common Stock. MOS PTC, as the trustee of MOS Trust, may be deemed to beneficially own the 215,000 shares of Common Stock directly beneficially owned by MOS Trust. As of the date hereof, Mr. Torok directly beneficially owns 285,000 shares of Common Stock. Mr. Torok, as the Manager of JEC II and a Manager of MOS PTC, may be deemed to beneficially own the 1,382,296 shares of Common Stock directly beneficially owned in the aggregate by JEC II and MOS Trust, which, together with the 285,000 shares of Common Stock he directly beneficially owns, constitutes an aggregate of 1,667,296 shares of Common Stock beneficially owned by Mr. Torok. As of the date hereof, each of Dr. Berman and Messrs. Horowitz and Rinaldini does not beneficially own any shares of Common Stock.

Contacts

Greg Lempel

greg@fondrenlp.com